Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Corebridge Financial, Inc. of our report dated February 24, 2023, except with respect to the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 1 to the consolidated financial statements, which is as of June 5, 2023, relating to the financial statements, which appears in Corebridge Financial, Inc.'s Current Report on Form 8-K dated June 5, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/	PricewaterhouseCoopers LLP
New York, New York
November 6, 2023